SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2007

TITAN GLOBAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-32847	87-0433444
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

1700 Jay Ell Drive, Suite 200
Richardson Texas, 75081
(Address of principle executive offices)

(972) 470-9100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 12, 2007, Titan Global Holdings, Inc. (the “Company”) and its wholly owned subsidiary, Oblio Telecom, Inc. (“Oblio”), entered into a Settlement Agreement (the “Settlement Agreement”) with AT&T Corp. (“AT&T”), effective as of October 11, 2007. Prior to the Settlement, Oblio had refused to pay AT&T approximately $7.8 million for previously delivered services in response to AT&T’s refusal to honor Oblio’s request for a refund of certain Universal Service Fund pass through charges which Oblio had alleged that it paid previously paid to AT&T. Pursuant to the Settlement Agreement, AT&T agreed to waive and discharge its right to receive $7.2 million and Oblio issued a promissory note for the payment of the balance of $600,000 to AT&T in full settlement of the Partial Final Award issued in the arbitration proceeding on the counter claims brought by AT&T against Oblio and in full settlement of the Oblio’s Universal Service Fund claim against AT&T. The obligations of Oblio under the Promissory Note are guaranteed by the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Settlement Agreement by and among Oblio Telecom, Inc., Titan Global Holdings, Inc. and AT&T Corp.
10.2	Promissory Note issued by Oblio Telecom, Inc.
99.1	Press Release dated October 15, 2007

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TITAN GLOBAL HOLDINGS, INC.

By:	/s/ Bryan Chance
Bryan Chance
Chief Executive Officer

Date: October 16, 2007